Exhibit 10.1

OFFICERS AND DIRECTORS INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is made as of _________________________ by and between International Game Technology, a Nevada corporation (the “Corporation”), and ____________________ (the “Indemnitee”), an officer and/or director of the Corporation.

RECITALS

A.           The Indemnitee is currently serving or has agreed to serve as an officer and/or director of the Corporation and in such capacity has rendered or will render valuable services to the Corporation.

B.           The Corporation has investigated the availability and sufficiency of liability insurance and Nevada statutory indemnification provisions to provide its directors and officers with adequate protection against various legal risks and potential liabilities to which such individuals are subject due to their position with the Corporation and has concluded that such insurance and statutory provisions may provide inadequate and unacceptable protection to certain individuals requested to serve as its directors and officers.

C.           In order to induce and encourage highly experienced and capable persons such as the Indemnitee to continue to serve as an officer and/or director of the Corporation, the Board of Directors has determined, after due consideration and investigations of the terms and provisions of this Agreement and the various other options available to the Corporation and the Indemnitee in lieu hereof, that this Agreement is reasonable and prudent and in the best interests of the Corporation and its stockholders.

AGREEMENT

NOW, THEREFORE, in consideration of the continued services of the Indemnitee and in order to induce the Indemnitee to continue to serve as an officer and/or director, the Corporation and the Indemnitee do hereby agree as follows:

1.           Definitions.  As used in this Agreement:

(a)           The term “Proceeding” shall include any threatened, pending or completed action, suit, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding, whether brought in the name of the Corporation or otherwise and whether of a civil, criminal or administrative or investigative nature, by reason of the fact that the Indemnitee is or was an officer and/or director of the Corporation, by reason of any action taken (or failure to act) by him or her, or any action (or failure to act) on his or her part, while acting as a director or officer of the Corporation, or by reason of the fact that he or she is or was serving at the request of the Corporation as an officer and/or director, employee or agent of another Enterprise, whether or not he or she is serving in such capacity at the time and liability or Expense is incurred for which indemnification or advancement of Expenses is to be provided under this Agreement.

(b)           The term “Enterprise” shall mean the Corporation and any other corporation, limited liability company, limited or general partnership, joint venture, trust, employee benefit plan or other enterprise of which the Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, partner, managing member, employee, agent or fiduciary.

(c)           The term “Expense” includes, without limitation, attorneys’ fees, expenses, disbursements and retainers, court costs, transcript costs, fees of experts (including, without limitation, auditors and accountants), accounting and witness fees, travel and deposition costs, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other expenses incurred in connection with investigations, judicial or administrative proceedings, expenses incurred in connection with any appeal(s) resulting from any Proceeding, including, without limitation, the premium, security for and other costs relating to any cost bond, supersedeas bond or other appeal bond or its equivalent, amounts paid in settlement by or on behalf of the Indemnitee, and any expenses of establishing a right to indemnification pursuant to this Agreement or otherwise, including reasonable compensation for time spent by the Indemnitee in connection with the investigation, defense or appeal of a Proceeding or action for indemnification for which he is not otherwise compensated by the Corporation or any third party.  Should any payments by the Corporation to or for the account of the Indemnitee under this Agreement be determined to be subject to any federal, state or local income or excise tax, Expenses shall also include such amounts as are necessary to place the Indemnitee in the same after-tax position after giving effect to all applicable taxes, the Indemnitee would have been in had no such tax been determined to apply to those payments.  The term “Expenses” does not include the amount of judgments, fines, penalties or ERISA excise taxes actually levied against the Indemnitee.

(d)           The term “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent:  (i) the Corporation or the Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification under this Agreement.  Notwithstanding the foregoing, the term “Independent Counsel” will not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

2.           Agreement to Serve.  As consideration for the rights granted to the Indemnitee herein, the Indemnitee agrees to continue to serve as an officer and/or director of the Corporation for so long as the Indemnitee is duly elected or appointed or until such time as the Indemnitee tenders his or her resignation in writing.  Notwithstanding the foregoing, this Agreement shall not be deemed to be an employment contract between the Corporation and the Indemnitee and nothing in this Agreement shall interfere with or limit in any way the right of the Corporation to terminate the Indemnitee’s employment or other service relationship with the Corporation at any time, nor confer upon the Indemnitee any right to continue in the capacity in which he or she is employed or otherwise serves the Corporation.  This Agreement shall continue in force as provided herein after the Indemnitee has ceased to serve as an officer and/or director of the Corporation.

3.           Indemnification in Third Party Actions.   The Corporation shall indemnify the Indemnitee in accordance with the provisions of this section if the Indemnitee was or is a party to or is threatened to be made a party to or otherwise involved (including as a witness) in any Proceeding (other than a Proceeding by or in the name of the Corporation to procure a judgment in its favor), by reason of the fact that the Indemnitee is or was an officer and/or director of the Corporation, or is or was serving at the request of the Corporation as an officer and/or director, employee or agent of another Enterprise against all Expenses, judgments, fines, penalties and ERISA excise taxes actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such Proceeding, to the fullest extent permitted by Nevada law, provided that any settlement be approved in writing by the Corporation.

4.           Indemnification in Proceedings by or in the name of the Corporation.  The Corporation shall indemnify the Indemnitee in accordance with the provisions of this section if the Indemnitee was or is a party to or is threatened to be made a party to or otherwise involved (including as a witness) in any Proceeding by or in the name of the Corporation to procure a judgment in its favor by reason of the fact that the Indemnitee was or is an officer and/or director of the Corporation, or is or was serving at the request of the Corporation as an officer and/or director, employee or agent of another Enterprise, against all Expenses actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such Proceeding, to the fullest extent permitted by Nevada law.

5.           Conclusive Presumption Regarding Standard of Conduct.  The Indemnitee shall be conclusively presumed to have met the relevant standards of conduct as defined by Nevada law for indemnification pursuant to this Agreement, unless a determination is made that the Indemnitee has not met such standards by (i) the Board of Directors of the Corporation by a majority vote of a quorum thereof consisting of directors who were not parties to the Proceeding which gives rise to a claim made under this Agreement, (ii) by the stockholders of the Corporation by majority vote of a quorum thereof consisting of stockholders who are not parties to the Proceeding which gives rise to a claim made under this Agreement, or (iii) in a written opinion by Independent Counsel, selection of whom has been approved by the Indemnitee in writing.

6.           Indemnification of Expenses of Successful Party.  Notwithstanding any other provisions of this Agreement, to the extent that the Indemnitee has been successful in defense of any Proceeding or in defense of any claim, issue or matter therein, on the merits or otherwise, including the dismissal of a Proceeding without prejudice, the Indemnitee shall be indemnified against all Expenses incurred in connection therewith to the fullest extent permitted by Nevada law.

7.           Advances of Expenses.  The Expenses incurred by the Indemnitee in any Proceeding shall be paid promptly by the Corporation in advance of the final disposition of the Proceeding at the written request of the Indemnitee to the fullest extent permitted by Nevada law, provided that as long as Nevada law requires such an undertaking, the Indemnitee shall undertake in writing to repay such amount to the extent that it is ultimately determined that the Indemnitee is not entitled to indemnification.  Such advances shall, in all events, be unsecured and interest free, and made without regard to the Indemnitee’s ability to repay the advances.  Notwithstanding the foregoing or any other provision of this Agreement, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum thereof consisting of directors who are not parties to the Proceeding, based upon the facts known to the Board at the time such determination is made, that (i) the Indemnitee did not act in good faith and in a manner which he or she reasonable believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal action or proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful, or (ii) he or she deliberately breached his or her duty to the Corporation and the stockholders, and as a result of such action by the Indemnitee, it is more likely than not it will ultimately be determined that the Indemnitee is not entitled to indemnification under the terms of this Agreement.

8.           Partial Indemnification.  If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Expenses, judgments, fines, penalties or ERISA excise taxes actually and reasonably incurred by him or her in the investigation, defense, appeal or settlement of any Proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such Expenses, judgment, fines, penalties or ERISA excise taxes to which the Indemnitee is entitled.

9.           Indemnification Procedure; Determination of Right to Indemnification.

(a)           Promptly after receipt by the Indemnitee of notice of the commencement of any Proceeding, the Indemnitee will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof.  The omission so to notify the Corporation will not relieve it from any liability which it may have to the Indemnitee otherwise than under this Agreement.

(b)           If a claim for indemnification or advancement of expenses under this Agreement is not paid by the Corporation within thirty (30) days of receipt of written notice, the right to indemnification or advancement of expenses as provided by this Agreement shall be enforceable by the Indemnitee in any court of competent jurisdiction.  The burden of proving by clear and convincing evidence that indemnification or advances are not appropriate shall be on the Corporation.  Neither the failure of the directors or stockholders of the Corporation or Independent Counsel to have made a determination prior to the commencement of such action that indemnification or advances are proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the directors or stockholders of the Corporation or Independent Counsel that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.  If a determination is made by the directors or stockholders of the Corporation or Independent Counsel that the Indemnitee is entitled to indemnification under this Agreement, then the Corporation shall be bound by such determination, including in any Proceeding.

(c)           The Indemnitee’s Expenses incurred in connection with any Proceeding concerning his or her right to indemnification or advances in whole or in part pursuant to this Agreement shall also be indemnified by the Corporation regardless of the outcome of such Proceeding, unless a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such Proceeding was not made in good faith or was frivolous.

(d)           With respect to any Proceeding for which indemnification is requested, the Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Corporation may assume the defense thereof, with counsel satisfactory to the Indemnitee.  After notice from the Corporation to the Indemnitee of its election to assume the defense of a Proceeding, the Corporation will not be liable to the Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below.  The Corporation shall not, without the Indemnitee’s prior written consent, effect any settlement of a claim against the Indemnitee in any threatened or pending Proceeding unless such settlement solely involves the payment of money and includes an unconditional release of the Indemnitee from all liability on any claims that are or were threatened to be made against the Indemnitee in the Proceeding.  The Indemnitee shall have the right to employ his or her own counsel in any Proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee, unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and the Indemnitee in the conduct of the defense of a Proceeding, or (iii) the Corporation shall not in fact have employed counsel to assume the defense of a Proceeding, in each of which cases the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Corporation.  The Corporation shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Corporation or as to which the Indemnitee has made the conclusion that there may be a conflict of interest between the Corporation and the Indemnitee.

10.           Limitations on Indemnification.  No payments pursuant to this Agreement shall be made by the Corporation:

(a)           To indemnify or advance Expenses to the Indemnitee with respect to Proceedings initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Nevada law, but such indemnification or advancement of Expenses may be provided by the Corporation in specific cases if the Board of Directors finds it to be appropriate;

(b)           To indemnify the Indemnitee for any Expenses, judgments, fines, penalties or ERISA excise taxes for which payment is actually made to the Indemnitee under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such policy;

(c)           To indemnify the Indemnitee for any Expenses, judgments, fines or penalties sustained in any Proceeding for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder and amendments thereto or similar provisions of any federal, state or local statutory law;

(d)           To indemnify the Indemnitee for any Expenses, judgments, fines, penalties or ERISA excise taxes resulting from the Indemnitee’s conduct which is finally adjudged to have involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action; or

(e)           If a court of competent jurisdiction shall finally determine that any indemnification hereunder is unlawful.

11.           Maintenance of Liability Insurance.

(a)           The Corporation hereby covenants and agrees that, as long as the Indemnitee shall continue to serve as an officer and/or director of the Corporation and thereafter so long as the Indemnitee shall be subject to any possible Proceeding, the Corporation, subject to subsection (c), shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.

(b)           In all D&O Insurance policies, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded any other director or officer of the Corporation.

(c)           Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain D&O Insurance if the Corporation determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are, in the opinion of the Corporation, disproportionate to the amount of coverage provided, the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Corporation.

12.           Indemnification Hereunder Not Exclusive.  The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under the Articles of Incorporation, the Bylaws, any other agreement, any vote of stockholders or disinterested directors, Nevada law, or otherwise, both as to action in his or her official capacity and as to action in another capacity on behalf of the Corporation while holding such office.

13.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Indemnitee and his or her heirs, personal representatives and assigns, and the Corporation and its successors and assigns.

14.           Separability.  Each provision of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof.  To the extent required, any provision of this Agreement may be modified by a court of competent jurisdiction to preserve its validity and to provide the Indemnitee with the broadest possible indemnification permitted under Nevada law.

15.           Savings Clause.  If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify the Indemnitee as to Expenses, judgments, fines, penalties or ERISA excise taxes with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any applicable provision of Nevada law.

16.           Interpretation; Governing Law.  This Agreement shall be construed as a whole and in accordance with its fair meaning.  Headings are for convenience only and shall not be used in interpreting the provisions hereunder.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard to its conflict of laws rules or any other principle that could result in the application of the laws of any other jurisdiction.

17.           Amendments.  No amendment, waiver, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by the party against whom enforcement is sought.  The indemnification rights afforded to the Indemnitee hereby are contract rights and may not be diminished, eliminated or otherwise affected by amendments to the Corporation’s Articles of Incorporation, Bylaws or other agreements, including D&O Insurance policies.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other.

19.           Notices.  Any notice required to be given under this Agreement shall be directed to International Game Technology, 9295 Prototype Drive, Reno, NV 89511, Attention:  President, and to the Indemnitee at: ___________________________________, or to such other address as either shall designate in writing.

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IN WITNESS WHEREOF, the parties have executed this Officers and Directors Indemnification Agreement as of the date first written above.

INTERNATIONAL GAME TECHNOLOGY	INDEMNITEE

By:

Name:	Name:

Title: